Exhibit 99.2
PLANTRONICS, INC.
STAND-ALONE STOCK OPTION AGREEMENT

I. NOTICE OF STOCK OPTION GRANT

Optionee:

Address:

Pursuant to the offer letter by and between Optionee and the Company dated as of July 11, 2005 (the “Offer Letter”), which such document is hereby incorporated by reference, Optionee has been granted a Nonstatutory Stock Option to purchase Common Stock of the Company, subject to the terms and conditions of this Agreement, as follows:

Date of Grant	____________, 2005

Vesting Commencement Date	____________, 2005

Exercise Price per Share	$

Total Number of Shares Granted

Total Exercise Price	$

Term/Expiration Date:	____________, 2015

Vesting Schedule:

This Option will vest and may be exercised, in whole or in part, in accordance with the following schedule:

Twenty-five percent (25%) of the Shares subject to the Option will vest on the one-year anniversary of the Vesting Commencement Date and 1/48th of the Shares subject to the Option will vest each month thereafter on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month), so that the Option will be fully vested four (4) years from the Vesting Commencement Date, subject to the Optionee continuing to be a Service Provider through such dates.

Termination Period

This Option may be exercised for ninety (90) days after Optionee ceases to be a Service Provider, unless such termination is due to Optionee’s death, Disability or Retirement, in which case this Option may be exercised for twelve (12) months after the Optionee ceases to be a Service Provider, in accordance with Sections 7, 8, 9 and 10 of this Agreement. Notwithstanding the foregoing, in no event will this Option be exercised later than the Term/Expiration Date provided above or Section 11(c) hereof.

II. AGREEMENT

1. Definitions. As used herein, the following definitions will apply:

(a) “Agreement” means this stock option agreement between the Company and Optionee evidencing the terms and conditions of this Option.

(b) “Applicable Laws” means the requirements relating to the administration of stock options under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction that may apply to this Option.

(c) “Board” means the Board of Directors of the Company or any committee of the Board that has been designated by the Board to administer this Agreement.

(d) “Change in Control” means the occurrence of any of the following events:

(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(2) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(3) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(4) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(e) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(f) “Common Stock” means the common stock of the Company.

(g) “Company” means Plantronics, Inc., a Delaware corporation.

(h) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(i) “Director” means a member of the Board.

(j) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(k) “Employee” means any person employed by the Company or any Parent or Subsidiary of the Company. An Employee will not cease to be such in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(1) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (NYSE), its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(2) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(3) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Board.

(n) “Nonstatutory Stock Option” means an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(o) “Notice of Grant” means a written notice, in Part I of this Agreement, evidencing certain the terms and conditions of this Option grant. The Notice of Grant is part of the Option Agreement.

(p) “Option” means this stock option.

(q) “Optionee” means [NAME].

(r) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(s) “Retirement”will mean termination of Optionee’s status as a Service Provider after he reaches age 55 and has completed at least ten (10) years of employment or service with the Company or any Parent or Subsidiary of the Company.

(t) “Service Provider” means an Employee, Director or Consultant.

(u) “Share” means a share of the Common Stock, as adjusted in accordance with Section 11 of this Agreement.

(v) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

2. Grant of Option. The Company hereby grants to the Optionee the Option to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of this Agreement.

3. Exercise of Option.

(a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of this Agreement.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the “Exercise Notice”) or in such other form and manner as determined by the Board, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. In addition, Optionee agrees to execute, as a condition of Option exercise, such agreements respecting the Exercised Shares as the Board, in its reasonable discretion, determines to be required under the terms of agreements to which the Company is a party or otherwise advisable and in the best interests of the Company. The

Exercise Notice will be completed by Optionee and will be delivered to the Secretary of the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable withholding taxes. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and applicable withholding taxes.

(c) Legal Compliance. No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

4. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of the Optionee:

(a) cash or check;

(b) consideration received by the Company under a cashless exercise program implemented by the Company; or

(c) surrender of other Shares, provided Shares acquired from the Company, (i) have been vested and owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

5. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of this Agreement will be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

6. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the terms of this Agreement.

7. Termination of Relationship as a Service Provider. If the Optionee ceases to be a Service Provider (other than for death or Disability), this Option may be exercised for a period of ninety (90) days after the date of such termination (but in no event later than the expiration date of this Option as set forth in the Notice of Grant or as provided in Section 11(c)) to the extent that the Option is vested on the date of such termination. To the extent that the Optionee does not exercise this Option within the time specified herein, the Option will terminate.

8. Disability of Optionee. If the Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, this Option may be exercised for a period of twelve (12) months after the date of such termination (but in no event later than the expiration date of this Option as set forth in the Notice of Grant or as provided in Section 11(c)) to the extent that the Option is vested on the date of such termination. To the extent that Optionee does not exercise this Option within the time specified herein, the Option will terminate.

9. Death of Optionee. If Optionee dies while a Service Provider, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration date of this Option as set forth in the Notice of Grant or as provided in Section 11(c)), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death. If, after death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option will terminate.

10. Retirement of Optionee. If a Optionee ceases to be a Service Provider as a result of his Retirement, this Option may be exercised for a period of twelve (12) months after the date of such Retirement (but in no event later than the expiration date of this Option as set forth in the Notice of Grant or as provided in Section 11(c)) to the extent that the Option is vested on the date of such Retirement. If, after his Retirement, the Optionee does not exercise his Option within the time specified herein, the Option will terminate.

11. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Change in Control.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by this Option, as well as the price per share of Common Stock covered by this Option, will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in, or increase or decrease in the number of issued shares of, Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company will not be deemed to have been “effected without receipt of consideration.” Such adjustment will be made by the Board, whose determination in that respect will be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of shares of Common Stock subject to this Option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Board will notify Optionee as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed liquidation or dissolution.

(c) Merger or Change in Control. In the event of a merger of the Company with or into another corporation, or a Change in Control, the Option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation (or its Parent or Subsidiary) refuses to assume or substitute for the Option, Optionee will fully vest in and have the right to exercise the Option as to all of the Shares subject to the Option, including Shares as to which it would not otherwise be vested or exercisable. To the extent the successor corporation (or its Parent or Subsidiary) refuses to assume of substitute for this Option, the Board will notify the Optionee in writing or electronically that the Option will be fully exercisable for a period time determined by the Board and the Option will terminate upon the expiration of such period. For the purposes of this paragraph, the Option will be considered assumed if, following the merger or Change in Control, the option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

12. Notices. Any notice, demand or request required or permitted to be given by either the Company or Purchaser pursuant to the terms of this Agreement will be in writing and will be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

13. Withholding Taxes. Optionee agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state, and local income, employment and other tax withholding requirements applicable to the Option exercise. Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

14. Entire Agreement; Governing Law. This Agreement, together with the Offer Letter, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the internal substantive laws, but not the choice of law rules, of Pennsylvania.

15. Option Confidentiality. Optionee agrees, as a condition of receiving the Option, that such Option may be forfeited and become null and void, with respect to all vested and unvested Shares subject to such Option at the time immediately preceding such forfeiture, upon the date, if any, that the Company reasonably determines that Optionee has disclosed, either directly or indirectly, any of the material terms of this Agreement to (i) any other Employee or Consultant, or (ii) any third party, other than (1) disclosure to personal legal counsel or financial or tax advisers, if any, (2) disclosure required by Applicable Laws, (3) disclosure of information that has already been publicly disclosed by the Company, or (4) disclosure reasonably necessary for the proper administration of this Agreement.

16. NO GUARANTEE OF CONTINUED SERVICE. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY OR ANY PARENT OR SUBSIDIARY EMPLOYING OPTIONEE (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUES ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE WITH OPTIONEE’S RIGHT OR THE COMPANY’S (OR ITS PARENT’S OR SUBSIDIARY’S) RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

By Optionee’s signature and the signature of the Company’s representative below, Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of this Agreement. Optionee has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions relating to this Agreement. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE	PLANTRONICS, INC.

Signature	By

Print Name	Title

Residence Address

EXHIBIT A

PLANTRONICS, INC.

EXERCISE NOTICE

Plantronics, Inc.
345 Encinal Street
Santa Cruz, CA 95060

Attention: Human Resources

1. Exercise of Option. Effective as of today, ________________, 20__, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of Plantronics, Inc. (the “Company”) under and pursuant to the Stand-Alone Stock Option Agreement dated ___________, 2005 (the “Option Agreement”). The purchase price for the Shares will be $_______, as required by the Option Agreement.

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price for the Shares together with any required withholding taxes to be paid in connection with the exercise of the Option.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Option Agreement and agrees to abide by and be bound by its terms and conditions.

4. Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Shares so acquired will be issued to the Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 11 of the Option Agreement.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6. Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice will be binding upon Purchaser and his or her heirs, executors, administrators, successors and assigns.

7. Interpretation. Any dispute regarding the interpretation of this Exercise Notice will be submitted by Purchaser or by the Company forthwith to the Board of Directors of the Company (the “Board”), which will review such dispute at its next regular meeting. The resolution of such a dispute by the Board will be final and binding on all parties.

8. Entire Agreement; Governing Law. The Option Agreement is incorporated herein by reference together with any documents incorporated by reference therein. This Exercise Notice, together with the Option Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of Pennsylvania.

Submitted by:	Accepted by:

OPTIONEE	PLANTRONICS, INC.

Signature

Print Name

Address	Address

345 Encinal Street

Santa Cruz, CA 95060

Date Received: